Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:

Shanye Hudson, Senior Manager, Investor Relations, phone: 510/572-4589,

e-mail: Shanye.Hudson@lamresearch.com

Lam Research Corporation Announces $250 Million Share Repurchase Program

FREMONT, Calif., September 10, 2010— Lam Research Corporation (NASDAQ: LRCX) today announced that its Board of Directors has authorized the repurchase of up to $250 million of the Company’s common stock from the public market or in private purchases. The program is effective immediately.

The repurchase program may be suspended or discontinued at any time, and will be funded using the Company’s available cash. As of June 27, 2010, Lam Research had approximately $992 million in total gross cash and cash equivalents, short-term investments and restricted cash and investments, and as of August 13, 2010 had approximately 124 million shares outstanding.

“This decision illustrates our confidence in the continued growth and cash generation performance of the company,” stated Steve Newberry, president and chief executive officer of Lam Research. “We believe that a stock buyback is an effective way of returning value to Lam’s shareholders,” Newberry concluded.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to management’s plans for repurchasing Company stock under the approvals granted by the Board, management’s and the board’s confidence in our continued growth and cash generation prospects and the Company’s view that share repurchases will be an effective way to return value to our shareholders. These plans are dependent on the Company’s future financial condition, and its determinations of the continued value of a repurchase program, changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our current product offerings as well as our new products.

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 27, 2010 which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100® company. For more information, visit http://www.lamresearch.com/.

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